Exhibit 4.2

    Certificate of Designations, Rights and Preferences
      Series C Redeemable Convertible Preferred Stock


























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                          CERTIFICATE OF DESIGNATIONS,

                             RIGHTS AND PREFERENCES

                                       OF

                 SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

           (Pursuant to Section 151(g) of the General
            Corporation Law of the State of Delaware)

       We,  the  undersigned  duly  authorized  officers  of  AVITAR,   INC.,  a
  corporation organized and existing under the laws of the State of Delaware, do hereby certify that:

          A. AVITAR, INC. ( the "Corporation") was incorporated in the State of Delaware on November 20, 1986.

          B. Pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors has duly adopted the following recitals and resolutions, which are not in conflict with any provisions of the Certificate of Incorporation or the Corporation's By-Laws, setting forth the number, terms, designations, relative rights, preferences, privileges and restrictions of a series of Preferred Stock, par value $0.01 per share, of the Corporation.

       WHEREAS, the Certificate of Incorporation provides for a class of shares known as Preferred Stock, consisting of 5,000,000 shares;

       WHEREAS, the Certificate of Incorporation authorizes the issuance of Preferred Stock from time to time in one or more series and authorizes the Board of Directors to (a) determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, (b) fix the number of shares constituting any such series and
(c)determine the designation thereof; and

       WHEREAS, the Corporation plans to issue a third series of Preferred Stock and the Board of Directors desires to determine and fix the rights, privileges, and restrictions relating to this series of Preferred Stock and the number of shares constituting, and the designation of, such series.

       NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby determines and fixes the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a second series of Preferred Stock, as follows:

     1. Designation. 500,000 shares of Preferred stock shall be designated hereby as "Series C Redeemable Convertible Preferred Stock" (hereinafter referred to as the "Series C Preferred Stock") with the rights, preferences, privileges and restrictions specified herein.

     2. Voting Rights. On all matters submitted to a vote of the holders of the Corporation's common stock, par value $0.01 per share (the "Common Stock), the holders of Series C Preferred Stock shall be entitled to exercise one vote per share of Series C Preferred Stock.

     3. Royalties. The holders of Series C Preferred Stock shall be entitled to receive five percent (5%) of revenues received by the Company in respect of any products developed by Avitar Diagnostics, Inc. so long as the Series C Preferred Stock has not been converted or redeemed as set forth below; provided, however, that the holders of Series C Preferred Stock shall be entitled to receive royalties for a minimum of five (5) years from purchase date of the Series C Preferred Stock in the event the Company redeems the Series C Preferred Stock. Such royalties shall be payable within ninety (90) days after the anniversary date of the investment upon which the royalties are based.

     4.     Liquidation Preference.

     A. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation which remain after satisfaction in full of all valid claims of creditors of the Corporation, liquidating distributions of an amount per share of Series C Preferred Stock equal to the amount of unpaid royalties due to the holder on the date of liquidation. If these liquidation distributions are not paid in full, the holders of the Series C Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled.

     B. The merger or consolidation of the Corporation with or into any other corporation and the sale or transfer of all or substantially all of the assets of the Corporation shall be deemed to be a dissolution, liquidation or winding-up of the Corporation for the purposes of this Section 4.

     C. Written notices of any voluntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Series C Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage pre-paid, mailed not less than twenty (20) days prior to any payment stated therein, to the holders of Series C Preferred Stock, at the address shown on the books of the Corporation or any transfer agent for the Series C Preferred Stock.

     D. The Corporation may issue shares of its Preferred Stock which have liquidation, dividend, voting, and/or redemption rights which are senior or junior to, or pari passu with, the Series C Preferred Stock.


     5.     Conversion.

     A. A holder of Series C Preferred Stock shall be entitled, on the anniversary date of the investment prior to the close of business on any date fixed for the redemption of such shares pursuant to Section 6 hereof, to cause any or all such shares to be converted (the "Conversion") into the number of shares of Common Stock derived from dividing the purchase price paid for each share of Series C Preferred Stock by the average closing price of the Common Stock for the five trading days prior to the date defined in 5B below (the "Conversion Price"), subject to adjustment as provided herein.

     B. The issuance by the Corporation of shares of Common Stock upon any Conversion of shares of the Series C Preferred Stock made at the option of the holder thereof, shall be effective the earlier of (i) the delivery to such holder or such holders' designee of certificates representing the shares of Common Stock issued upon Conversion thereof or (ii) the commencement of business on the second business day after the surrender of the certificate or certificates for the shares of Series C Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation ( or accompanied by duly executed stock powers relating thereto) as provided hereby. On and after the effective date of any Conversion, the converted shares of Series C Preferred Stock shall no longer be deemed to be outstanding and all rights whatsoever with respect thereto shall terminate, and the person or persons entitled to receive the Common Stock issuable upon such Conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock. All shares of Series C Preferred Stock upon Conversion shall be restored to the status of authorized but unissued shares of preferred stock without designation as to Class, and may be issued thereafter.

     C. The Conversion Price shall be subject to adjustment if the Corporation shall, at any time or from time to time while shares of the Series C Preferred Stock shall be outstanding, (1) subdivide its outstanding shares of Common Stock into a greater number of shares, (2) combine its outstanding shares of Common Stock into a smaller number of shares or (3) pay a dividend (exclusive of the stock dividend provided herein), or make a distribution in Common Stock (or securities convertible into or exchangeable for shares of Common Stock) to holders of the Common Stock or other class or series of capital stock of the Corporation convertible into or exchangeable for shares of Common Stock, then the Conversion Price in effect immediately prior to such subdivision or combination, as the case may be, or immediately prior to the record date fixed for the determination of shareholders entitled to such dividend or distribution, shall be increased or decreased, as the case may be, to produce such results as would have been obtained prior to the occurrence of such event. An adjustment made pursuant hereto shall become effective immediately after the record date, in the case of a dividend or distribution payable in Common Stock (or other securities) and immediately after the effective date, in the case of a subdivision or combination. Whenever any adjustment is made in the Conversion Price pursuant to the foregoing provisions (i) or (ii), the Corporation shall, as soon as reasonably practicable thereafter, prepare a written statement signed by an executive officer of the Corporation setting forth the adjusted Conversion Price, determined as provided herein, and , in reasonable detail, the facts requiring such adjustment. The Corporation shall mail such statement to all holders of record of shares of Series C Preferred Stock at their respective addresses appearing on the stock records of the Corporation.

     D. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the Conversion of shares of Series C Preferred Stock as provided herein, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be issuable upon the Conversion of all the shares of Series of Series C Preferred Stock then outstanding.

     6.     Redemption.

     A. The Company, on the anniversary dates of the investment in Series C Preferred Stock, shall have the right to redeem all, or any portion of, the shares of Series C Preferred Stock at the price set forth below:

            Anniversary Dates               Redemption Price*
                  1-5                          200%
                  6                            185%
                  7                            170%
                  8                            155%
                  9                            130%
                 10 & Therefter                100%

            * Expressed as a percentage of the price paid by holders for each share of Series C Preferred Stock.

     Such redemption shall be made by the issuance of Common Stock, the number of shares of which shall be derived by dividing the redemption price by the average closing price of the Common Stock for the five trading days prior to the date defined in 6B below. From and after the date of redemption of any shares of Series C Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights in respect of such shares of Series C Preferred Stock shall cease, except the right to receive the redemption price.

     B. Notice of any redemption made pursuant to this Section 6 shall be sent to the holders of Series C Preferred Stock at the address shown on the books of the Corporation or any transfer agent for the Series C Preferred Stock by first class mail, postage prepaid, mailed not less than thirty (30) days' prior to the redemption date. Each notice shall state (i) the redemption date, (ii) the total number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder, (iii) the redemption price, (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price and (v) Conversion rights of the shares to be redeemed, the period within which Conversion rights may be exercised, and the Conversion Price and number of shares Common Stock issuable upon Conversion of a share of Series C Preferred Stock at the time. Promptly following receipt of such notice, the holders of Series C Preferred Stock shall surrender their certificates representing such shares to the Corporation unless they shall Convert in accordance with Sections 5 and 6 hereof.

     7. Pre-emptive Rights. The holders of Series C Preferred Stock shall have no pre-emptive rights.

     8. Stated Capital. The amount to be capital at all times for each share of Series C Preferred Stock shall be its par value (i.e., $0.01 per share).

       RESOLVED, FURTHER, that the Chairman of the Board/Chief Executive Officer and the Secretary of the Corporation be, and they are hereby are, authorized and directed to prepare and file a Certificate of Designation in accordance with this resolution and as required by law.

     IN WITNESS WHEREOF, we have executed this Certificate of Designation and affirm the foregoing as true under the penalties of perjury this 23rd day of February, 2000.



  /s/ J.C. Leatherman, Jr.           /s/ Peter P. Phildius
  Secretary                         Chairman of the Board/Chief Executive
                                        Officer